Exhibit 99.1

Benihana Inc. Enters Into New $75 Million Credit Agreement

MIAMI, FLORIDA, March 16, 2007 -- Benihana Inc. (NASDAQ: BNHNA and BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today announced that on Thursday, March 15, 2007, the Company and its subsidiaries entered into a new five-year revolving credit agreement with Wachovia Bank, National Association for an aggregate principal amount of $75 million. The credit agreement bears interest at a variable rate, based on the Company’s leverage ratio.

The credit agreement replaces a prior loan agreement among the parties, dated December 3, 2002, which was scheduled to mature during December 2007.

The credit agreement contains customary representations, warranties and covenants and is guaranteed by the Company and each of the Company’s subsidiaries. The credit agreement is secured by a security agreement and a pledge agreement, each dated March 15, 2007, among the Company, the Company’s subsidiaries and Wachovia, pursuant to which the Company and its subsidiaries granted to Wachovia a first-priority security interest in all of the Company’s assets.

The Company intends to use the proceeds of the credit agreement to finance its restaurant construction and related costs, refinance certain existing debt, and to provide for working capital and general corporate requirements.

“The availability of up to $75 million in capital will facilitate our funding plans well into the future by allowing us to support both our revitalization and growth needs at a more favorable cost of capital than our current facility provides,” said Joel A. Schwartz, President and CEO.

About Benihana
Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 79 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and thirteen RA Sushi Bar restaurants. Under development at present are twelve restaurants - four Benihana teppanyaki restaurants, two Haru restaurants, and six RA Sushi restaurants. In addition, 17 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

Contact
Benihana Inc.
Joel A. Schwartz, Jose Ortega or Michael R. Burris, 305-593-0770
or
Integrated Corporate Relations:
Tom Ryan/Raphael Gross, 203-682-8200